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                                                                   EXHIBIT 8



                   [MASLON EDELMAN BORMAN & BRAND LETTERHEAD]



                                December 8, 1997

Grand Casinos, Inc.
130 Chesire Lane
Minnetonka, MN  55305

        Re:     Registration Statement on Form S-4


Ladies and Gentlemen:

        We have acted on behalf of Grand Casinos, Inc. (the "Company") in connection with a Registration Statement on Form S-4, as amended (File No. 333-39009) (the "Registration Statement"), originally filed with the Securities and Exchange Commission on October 29, 1997, relating to an offer to exchange all of the Company's outstanding 9% Series A Senior Notes Due 2004 for the Company's 9% Series B Senior Notes Due 2004.

        Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change prospectively and retroactively.

        We have reviewed that portion of the Registration Statement entitled "Certain Federal Income Tax Considerations" and the content thereof reflects our opinion regarding the matters of law discussed under that heading.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Sincerely,


                                         /s/ MASLON EDELMAN BORMAN & BRAND, LLP